EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                                BROADVISION, INC.

         BroadVision,  Inc., a corporation  organized and existing  under and by
virtue  of  the  General   Corporation   Law  of  the  State  of  Delaware  (the
"Corporation"), DOES HEREBY CERTIFY:

         FIRST: The name of the Corporation is BroadVision, Inc.

         SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is May 13, 1993.

         THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

                  The first paragraph of Article IV shall be amended and restated to read in its entirety as follows:

                                             "IV.

                  A. The total number of shares of all classes of stock which the corporation has the authority to issue is Five Hundred Ten Million (510,000,000) shares, consisting of two classes: Five Hundred Million (500,000,000) shares of Common Stock, $0.0001 par value per share, and Ten Million (10,000,000) shares of Preferred Stock, $0.0001 par value per share."

         FOURTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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         IN WITNESS  WHEREOF,  BroadVision,  Inc. has caused this Certificate of
Amendment of Certificate of Incorporation to be signed by its President and attested to by its Secretary this 5th day of October, 1999.

                       BROADVISION, INC.

                       By:  /s/ Pehong Chen
                           ----------------------------------------------------
                            Pehong Chen, President and Chief Executive Officer

ATTEST:

/s/ Kenneth L. Guernsey
------------------------------
Kenneth L. Guernsey, Secretary